As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-271737

Registration No. 333-278333

Registration No. 333-285915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.

TO:

FORM S-8 REGISTRATION STATEMENT (No. 333-271737)

FORM S-8 REGISTRATION STATEMENT (No. 333-278333)

FORM S-8 REGISTRATION STATEMENT (No. 333-285915)

Under

The Securities Act of 1933

ACELYRIN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-2406735
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ACELYRIN, INC.

4149 Liberty Canyon Road

Agoura Hills, California 91301

(Address of principal executive offices, including zip code)

ACELYRIN, INC. 2020 Stock Option and Grant Plan

ValenzaBio, Inc. Stock Plan

ACELYRIN, INC. 2023 Equity Incentive Plan

ACELYRIN, INC. 2023 Employee Stock Purchase Plan

(Full title of the plan)

Sara Klein

ACELYRIN, INC.

President and Secretary

4149 Liberty Canyon Road

Agoura Hills, California 91301

(805) 456-4393

(Name and address of agent for service)

Copies to:

Kristin VanderPas David Peinsipp Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of ACELYRIN, Inc., a Delaware corporation (the “Registrant” or “ACELYRIN”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

1.	Registration Statement on Form S-8 (File No. 333-271737), filed with the SEC on May 8, 2023, relating to the registration of (i) 5,813,633 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), reserved for issuance pursuant to ACELYRIN, INC. 2020 Stock Option and Grant Plan, (ii) 1,249,811 shares of Common Stock reserved for issuance pursuant to ValenzaBio, Inc. Stock Plan, (iii) 12,000,000 shares of Common Stock reserved for issuance pursuant to the ACELYRIN, INC. 2023 Equity Incentive Plan (the “2023 Plan”) and (vi) 900,000 shares of Common Stock reserved for issuance pursuant to the ACELYRIN, INC. 2023 Employee Stock Purchase Plan (the “2023 ESPP”).

2.	Registration Statement on Form S-8 (File No. 333-278333), filed with the SEC on March 28, 2024, relating to the registration of (i) 5,230,473 shares of Common Stock reserved for issuance pursuant to the 2023 Plan and (ii) 978,658 shares of Common Stock reserved for issuance pursuant to the 2023 ESPP.

3.	Registration Statement on Form S-8 (File No. 333-285915), filed with the SEC on March 19, 2025, relating to the registration of (i) 5,297,102 shares of Common Stock reserved for issuance pursuant to the 2023 Plan and (ii) 1,004,520 shares of Common Stock reserved for issuance pursuant to the 2023 ESPP.

On February 6, 2025, ACELYRIN entered into an Agreement and Plan of Merger, which was subsequently amended on April 20, 2025 (as amended, the “Merger Agreement”) with Alumis Inc., a Delaware corporation (“Alumis”) and Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Alumis (“Merger Sub”).

On May 21, 2025, ACELYRIN completed its merger with Merger Sub pursuant to the terms of the Merger Agreement, whereby Merger Sub merged with and into ACELYRIN (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, with ACELYRIN continuing as the surviving corporation and as a wholly owned subsidiary of Alumis.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, California, on May 21, 2025.

ACELYRIN, INC.

By:	/s/ Sara Klein
Sara Klein
President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.